Exhibit 99.2

1Q CONFERENCE CALL SCRIPT

APRIL 23, 2002

Joel Mostrom

Good morning and welcome to Chesapeake Corporation's first quarter conference call. I'm Joel Mostrom, vice president and treasurer, and joining me today are Tom Johnson, chairman and chief executive officer and Andy Kohut, our chief financial officer.

Tom will begin with comments regarding the overall results of the quarter. Andy will then provide a few more details for the quarter, and Tom will conclude with some comments on our outlook for the remainder of 2002. After that, we will be available for questions.

Before we get started, I want to advise all participants that this call is being recorded by Chesapeake Corporation and is copyrighted material. It cannot be recorded or rebroadcast without Chesapeake's express permission. Furthermore, the comments on this call may include "forward-looking statements" as defined in the Private Securities Litigation Reform Act. The accuracy of such forward-looking statements is subject to a number of risks, uncertainties and assumptions that may cause Chesapeake's actual results to differ materially from those expressed in the forward-looking statements. Certain of those risks, uncertainties and assumptions are set forth in the summary of this conference call, which will be posted on the Company's web site at the conclusion of this call.

Now I will turn the call over to Tom.

Tom Johnson

Thanks Joel, and good morning.

Before Andy takes you through the detailed results, I would like to put the 1st quarter in context, as it relates to our full year expectations. First, for those of you who may be new to our conference calls, you should note that we have a pronounced seasonality to our business, with 1st quarter being quite weak, and the vast majority of our earnings being generated in quarters 3 and 4. You saw this same pattern last year when we reported earnings from continuing operations before restructuring charges of only $.02/share profit in the 1st quarter, compared with $.65/share profit in the last year's 4th quarter, and a full year of $1.30/share.

Second, recall that on our last conference call we indicated that the 2002 year seasonal pattern would be even more pronounced than the 2001 year. This is due in part to what is hopefully, a short-term impact from the September 11 events. Our premium branded and luxury packaging sectors have been adversely affected by the slowdown in travel related sales, especially through the duty-free sales channels.

With those two points in mind, I can report to you that the first quarter loss of $.02/share came in as we expected and is in-line with our previously announced outlook for the year of $1.60 to $1.80 per share, before restructuring activities.

In looking at our various business sectors, we continue to see solid performance in our pharmaceutical packaging business, as we continue to strengthen our Pan-European position with key pharma accounts.

Our food and household sector and our technology sector, remain weak, and quite competitive. Earlier this month, you will note that we announced a proposal to close one of our food and household plants in England, and consolidate the business into two other existing plants. This is part of our ongoing facility rationalization strategy, and is a key piece of our integration plans for the recently acquired First Carton assets. We expect a reduction in our cost position once this program is completed later this year.

I have already mentioned the weakness in our premium branded and luxury products sectors, as it relates to the slower duty free trends. However, we are very pleased with the sales integration achieved in both the alcoholic drinks sector and the confectionery sector, following the First Carton acquisition. Our new sales momentum in the German confectionery market is especially noteworthy, where we have plans for further growth and new capacity. Our tobacco business continues to turn in a solid performance.

Our plastics business sales volumes and margins are starting to recover, following last year's raw material squeeze. In addition to the core business recovery in plastics, in the second half of this year, we will have new plastics converting capacity coming on line in Ireland, in Mauritius, and in China.

And, on the cost reduction front, we are achieving the reductions in Corporate Overhead and SG&A targeted for this year. Andy will comment on this further in his remarks.

With those summary comments, let me again state that we are very much on track for 2002 with our 1st quarter results, and now Andy will provide you a few more details on the quarter's results...

Andy Kohut

Thanks and good morning.

Our reported net loss from continuing operations for the quarter was $.3 million, or $.02 per share, down from first quarter 2001 when we earned $.3 million, or $.02 per share. Beginning in the first quarter of 2002, as required by Statement of Financial Accounting Standards No. 142, we have discontinued amortization of goodwill. Goodwill amortization which was included in the first quarter results of 2001 was a total of $3.6 million, $2.7 million after tax, or $0.18 per share. As Tom highlighted, the net loss from continuing operations for the first quarter of 2002 without goodwill amortization, was $0.3 million, or $0.02 per share, compared to first quarter 2001 income, before goodwill amortization, of $3.0 million, or $0.20 per share. Additionally, the Company has completed its valuation of goodwill required by FASB 142 which resulted in no change to the recorded value of goodwill.

With regard to our segment performance I'd like to start with our largest business segment -- Paperboard Packaging.

First quarter sales of $155.0 million were down 10% from the reported figure in the first quarter of last year due primarily to lower volume in Premium branded and luxury packaging sales in part affected by slower duty free sales as a result of decreased travel, lower volume in the technology markets and the effects of foreign currency translation. On a local currency basis, first quarter 2002 sales were down 7% compared to first quarter 2001 sales.

The Paperboard Packaging segment's EBIT for the quarter was $11.5 million compared to $14.4 million as reported in the first quarter of 2001 and $17.4 million for first quarter 2001 before the amortization of goodwill. Included in the first quarter of 2001 was the sale of a facility in Ireland, net of moving expenses associated with the closure of the Thatcham facility in the U.K., and severance costs which improved first quarter 2001 EBIT by approximately $0.7 million. The remaining decrease was primarily due to reduced sales volumes in the premium branded, luxury and technology markets, and reduced operating margins in the food and household markets. Also, note that the 2002 quarter contained $0.5 million for severance costs primarily relating to improving our cost position in our German plants.

The Plastic Packaging segment's first quarter sales of $25.2 million were down about 3% from last year's first quarter sales but up 12% on a local currency basis. The sales increase on a local currency basis was primarily due to strong sales in the specialty chemicals market and the African beverage market.

The Plastics segment reported EBIT of $2.3 million in the first quarter of 2002 compared to $1.6 million reported in the first quarter of 2001 and $2.2 million first quarter 2001 EBIT without goodwill amortization. The modest improvement in EBIT was due primarily to lower costs for polymer materials and a higher margin sales mix. A new factory has been opened in Mauritius which is expected to strengthen our beverage market position.

Our land business continued sales activity in the first quarter of 2002 and reported EBIT of $1.1 million, compared to zero EBIT reported in the first quarter of last year.

Corporate Headquarters expenses in the first quarter were down $2.3 million when compared to first quarter of 2001. This decrease was primarily due to the completion of headquarters cost reduction plans at the end of the first quarter of 2002 and nonrecurring consulting costs incurred in the first quarter of 2001 of just under $1.0 million. Once again, additional savings from the headquarters cost reduction plans are expected in future quarters and expenses are expected to be $5-6 million lower on an annualized basis.

Net interest expense for the first quarter of 2002 was $11.9 million up $2.1 million from interest expense for the first quarter of 2001 of $9.8 million. This increase is due to a higher average cost of debt resulting from last year's fourth quarter sale of subordinated notes and amendment of the Company's principal bank credit facility and interest costs attributed to discontinued operations in 2001.

The first quarter effective tax rate was approximately 25% compared to a reported 40% rate in 2001. The effective tax rate for the first quarter of 2001, without a goodwill amortization deduction, would have been approximately 27%. The full year tax rate in 2001 without the goodwill amortization deduction would have been 22%. 2002's tax rate is expected to be 25% as we have less opportunity to make use of foreign tax credits, and we expect a different mix of income from foreign tax jurisdictions.

Net debt at the end of the first quarter stood at $448 million, down about $22 million over the balance at year end primarily due to the receipt of cash payments on notes received for the sales of discontinued operations in the first quarter of 2002 plus a slight seasonal reduction in working capital requirements.

Capital spending for the first quarter of 2002 of about $10 million was below depreciation of $11.4 million, with numerous customer specific projects being initiated as we prepare for the seasonal volume later on this year. As we have noted in prior updates, if business performance does not occur as projected, spending will be reviewed; because free cash flow is a key measurement for us.

Lastly, in light of today's heightened concern regarding financial structures, I would like to mention that we have no Special Purpose Entities, commonly known as SPE's. We have minimal operating leases and one small 50/50 joint venture in China that is unconsolidated. We have a simple financial structure and plan to keep it that way.

Now, back to Tom for some closing remarks.

Tom Johnson

Thanks, Andy. Before we get to your questions I would like to conclude today's remarks with a few comments on the balance of 2002.

As we look ahead in 2002, we are cautiously optimistic in anticipating modest performance improvements in our operating results. We continue to expect 2002 revenue to be $780 - $820 million, EBITDA in the range of $125 - $135 million. As a result, we are targeting an EBITDA/sales margin of around 16% for the year. This represents almost a full point improvement over last year. And this measure is not impacted by the Goodwill Amortization accounting charge, so it provides us a good apples to apples barometer for our progress this year. We expect earnings in the range of $1.60 - $1.80 per share before restructuring activities. Again, we continue to expect the majority of our profitability to be in the second half of the year.

Our current priorities are to improve our cost position by focusing on labor cost, material yield and machinery efficiency. Many of the operational cost reduction measures are well underway including the combination of two operations in Scotland that will lower our production cost while maintaining throughput capability for our premium brands sector. Additionally, particular focus is on our food and household operations, with the goal of establishing our system as one of the most cost effective in the industry. Our recent announcement in which we proposed to close our food and household operation in Congleton, England is an indication of our continued emphasis on asset utilization and cost competitiveness. This combined with an increased focus on working capital utilization is expected to result in benefits that will allow us to continue to strengthen our balance sheet and generate increased profitability and improved cash flow.

In conclusion, as we step back and look at our business portfolio going forward, we are well positioned in our key market sectors. In the majority of our businesses, we are either #1 or #2 in terms of market position in Europe. We believe that this relative strength provides us with significant operating leverage; therefore, recovery in markets for certain sectors of our business combined with the successful execution of our cost reduction projects will significantly affect our financial performance. Thus, at the same time that we continue our cost reduction focus, we are also ensuring that we have cost competitive capacity in place for growth in our key market sectors.

Now, at this time we would be happy to take your questions.

Joel Mostrom

I would like to thank you for participating in our call this morning. For your advanced planning, please note that our second quarter 2002 earning's conference call will be on July 23rd, 2002 at 11:00 a.m. EST.